Exhibit 99.1

 Magic Media Networks Signs Letter of Intent to Acquire Be Media

FORT LAUDERDALE, Fla.-- (BUSINESS WIRE) --June 10, 2005-- Magic Media Networks, Inc. (OTCBB: MGCN-News) announced today that it has signed a Letter of Intent to acquire 100% of the shares of privately held Be Media  (http://www.bemedia.com) of El Segundo, California, one of the nation's fastest growing systems integrators.

Magic Media intends to acquire Be Media in an all share transaction, with a definitive agreement expected in 90 days.  Magic Media, through its wholly owned subsidiary Destination Television (http://www.destinationtelevision.com), owns private television/digital signage networks Bar TV, Gym TV, and Hotel TV.

After closing the transaction, Magic's headquarters will be moved to El Segundo, California and Destination Television and Be Media will be wholly owned operating subsidiaries of Magic Media.

Be Media founder and President Mohammad R. Ahmadi will be named President/CEO, and Gordon Scott Venters, the current President/CEO will become Chairman of the Board.

About Destination Television

Destination Television's core business is the implementation of private television networks and digital signage in high traffic leisure destinations. It broadcasts Bar TV, Gym TV, and Hotel TV, airing first-run Hollywood blockbuster movie trailers and new music videos as core content together with strategically placed digital advertising. Destination Television's business model is "leisure destinations driving traffic to retail locations."

About Be Media

Be Media, one of the fastest growing systems integrators in the country, is focused on designing, building, programming, and installing the best in audio, video, multimedia, lighting, and show control systems, in commercial environments such as museums, theme parks, casinos, shopping centers, nightclubs, family entertainment centers, sports bars, restaurants, and visitor centers.

Be Media is moving beyond its standard model of systems integration. It is expanding its core business into new areas of technology application and delivery, including research projects now in development that will accelerate its entry into the emerging field of digital signage and narrowcast remote content delivery.

"Safe Harbor statement" under the Private Securities Litigation Reform Act of 1995

This press release contains certain forward-looking statements that involve risk and uncertainties. These statements involve known and unknown risks including the risk that the transaction contemplated in this release will not be consummated. You should independently investigate and fully understand all risks before making an investment decision.

Contact:

Investor Relations:
     Richard Kaiser
     Yes International,
     3419 Virginia Beach Blvd. #252
     Virginia Beach, VA 23452
     800-631-8127
     email:yes@yesinternational.com